Exhibit 10.19

SUBLEASE

THIS SUBLEASE (this “Sublease”) is made as of the 1st day of December 2012, by and between Hunter’s Glen/Ford, LTD (“Tenant”) and Hilltop Holdings Inc.(“Subtenant”).

W I T N E S S E T H:

WHEREAS, Crescent TC Investors, L.P., as landlord (the “Landlord”), and Tenant, as tenant, entered into that certain Office Lease Agreement (the “Lease”), dated as of June 26, 2006 as amended, and demising certain premises (the “Leased Premises”) located in the building (the “Building”) commonly known as The Crescent;

WHEREAS, Tenant desires to sublet unto Subtenant, and Subtenant desires to take and sublease from Tenant, certain space comprising the Leased Premises; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Tenant has agreed to sublease and does hereby demise and sublet unto the Subtenant, and Subtenant does hereby sublet from the Tenant, the Subleased Premises (as hereinafter defined), to have and to hold all of the same unto the Subtenant, subject to the Lease, and for the term, at the rentals, and upon the conditions hereinafter set forth:

1.                                       Demise and Description of Property.  Tenant hereby subleases to Subtenant 5,491 square feet of area (the “Subleased Premises”).  The Subleased Premises constitute a portion of the Leased Premises further described in the Lease.

2.                                       Term.  The term of this Sublease shall commence on December 1,2012 (the “Commencement Date”), and shall terminate on June 30, 2015, or on such earlier date as the Lease may otherwise expire or terminate; provided that the Tenant shall give Subtenant written notice at least thirty (30) days prior to the expiration or termination of the Lease.

3.                                       Terms of the Lease Govern.  Subtenant understands that occupancy of the Subleased Premises is subject to, in addition to the provisions of this Sublease, the Lease.  Subtenant has read and understands the Lease, including the rules and regulations governing the Lease, and, to the extent not otherwise inconsistent with the express terms of this Sublease, Subtenant shall perform and comply with all terms, provisions, covenants (other than any rental and other financial obligations of Tenant), conditions, rules, regulations and policies (as may be changed from time to time) contained in, and reasonably required of Tenant under, the Lease.

4.                                       Rental.

(a)                                  Subtenant shall pay as annual base rental (the “Base Rental”) for the Subleased Premises an amount equal to the number of square feet contained in the Subleased Premises, multiplied by $40.00 on an annual basis, and such amount shall be due and payable in equal monthly installments directly to Tenant in advance, on or before the first day of each calendar month during the term of this Sublease, except that the first month’s rental shall be due and payable directly to Tenant on the Commencement Date.  Subtenant also shall be responsible for any additional rent payable under the Lease with respect to the Subleased Premises.

(b)                                  All rental payable under this Sublease shall be paid without any setoff or deduction whatsoever.  Should the term of this Sublease commence on a day other than the first day of the calendar month or end on a day other than the last day of the calendar month, the rent for such partial month shall be prorated.

(c)                                   All rental payable under this Sublease shall be paid to Tenant (at Tenant’s address set forth in the Lease or as Tenant directs from time to time).

5.                                       Parking.  Subtenant shall be entitled to 8 of Tenant’s parking spaces for 8 vehicles during the term of this Sublease subject to the provisions set forth in the Lease.

6.                                       Use.  The Subleased Premises shall be used by Subtenant only for the permitted use described in the Lease and for no other purpose.

7.                                       Assignment and Subletting.  Subtenant may not assign this Sublease or sublease the Subleased Premises without the prior written consent of Tenant, which may be refused in Tenant’s sole and absolute discretion.

8.                                       Default.  If Subtenant fails to pay any sum payable under this Sublease when due or if Subtenant fails to perform or comply with any term, covenant or condition under this Sublease, then Tenant will have the right, without notice or demand and in addition to other available remedies, to terminate this Sublease.  If this Sublease is so terminated, Tenant may take possession of the Subleased Premises, and Subtenant will remain liable for all accrued obligations of Subtenant and all damages caused to Tenant by Subtenant’s default hereunder.

9.                                       Insurance.  Subtenant shall obtain and maintain, at its own expense, a policy or policies of general liability insurance in an aggregate amount not less than $1,000,000.  Such policy will be with a reputable insurer, name Tenant and Landlord as an additional insured and not be cancelable unless thirty (30) days’ prior written notice shall have been given to Landlord and Tenant.

10.                                Liability and Indemnity.  Subtenant agrees to indemnify and hold Tenant and Landlord and Landlord’s managing agent harmless against all claims (including reasonable costs and expenses of defending such claims) arising, or alleged to solely arise, from any act or omission of Subtenant or Subtenant’s agents, employees, invitees or contractors arising from any injury to any person or damage to the property of any person in or about the Subleased Premises.  Subtenant agrees to use and occupy the Subleased Premises and other facilities of the Building at Subtenant’s own risk and hereby releases Tenant, Landlord and their respective agents and employees from all claims for any damage or injury, to the fullest extent permitted by law.  No party shall have any right or claim against Tenant, Landlord or their respective agents and employees for property damage by way of subrogation or assignment, Subtenant hereby waiving and relinquishing any such right.

11.                                Attornment.  In the event of the occurrence of an event of default by Tenant under the Lease, if Landlord elects to terminate the Lease or terminate Tenant’s right to occupy the Leased Premises, then this Sublease shall terminate; provided, however, that Landlord shall have the option, in its sole and absolute discretion, to require that Subtenant attorn to and recognize Landlord as the Tenant hereunder.  Subtenant agrees to execute any documents or instruments reasonably necessary to facilitate Subtenant’s attornment upon Landlord’s request.

12.                                Tenant’s Liability Under the Lease.  This Sublease shall not release, relieve or in any manner modify the obligations of Tenant under the terms and conditions of the Lease.  Tenant shall remain fully liable to Landlord for its rental obligations under the Lease.

13.                                No Expansion Right or Right of First Refusal.  Subtenant shall have no right to exercise any expansion right or right of first refusal granted to Tenant under the Lease.

14.                                Notices.  Any notice, tender or delivery to be given hereunder shall be personally delivered in writing or be sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the respective party at its address set forth on the signature page hereto.  Tenant and Subtenant shall copy Landlord, in the manner set forth above, on all notices which they send to one another regarding defaults.  In addition, a copy of any notice sent to Landlord shall be sent to the address specified in the Lease or as directed by Landlord from time to time.

TENANT:

ADDRESS:		Hunter’s Glen/Ford, LTD.

200 Crescent Court, Suite 1350		By:	/s/ Gary Shultz
Dallas TX 75201		Name:	Gary Shultz
Attn:	Vice President	Title:	Vice President

SUBTENANT:

ADDRESS:		Hilltop Holdings Inc.

200 Crescent Court, Suite 1330		By:	/s/ Corey Prestidge
Dallas, Texas 75201		Name:	Corey Prestidge
Attn:	General Counsel	Title:	General Counsel